Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Eltek Ltd.:

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-123559) of Eltek Ltd. (the “Company”) of our report dated May 13, 2010 with respect to the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income (loss) and cash flows, for each of the years in the three-year period ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 20-F of the Company.

Our audit report refers to the adoption by the Company, effective January 1, 2008, of the provisions originally issued as Statement of Financial Accounting Standards Board No. 157, Fair Value Measurements, included in ASC Topic 820, Fair Value Measurements and Disclosures, and to the adoption by the Company, effective January 1, 2009, of the provisions originally issued as Statement of Financial Accounting Standards Board No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, included in ASC Topic 810, Consolidation.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Israel)
Member Firm of KPMG International

Tel Aviv, Israel
May 13, 2010